UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 5, 2010

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In November 2010, Google Ventures invested approximately $3.2 million in the Series C preferred stock financing of 23andMe, Inc., a privately-held personal genetics company dedicated to helping individuals understand their own genetic information through DNA analysis technologies and web-based interactive tools. Google Inc. is the sole limited partner of Google Ventures, and previously invested approximately $3.9 million in the Series A preferred stock financing of 23andMe in May 2007 and approximately $2.6 million in the Series B preferred stock financing of 23andMe in June 2009. In November 2007, Google purchased additional shares of Series A preferred stock of 23andMe held by an investor in 23andMe’s Series A preferred stock financing for approximately $500,000. Google Ventures made its investment in the Series C preferred stock financing of 23andMe pursuant to Google’s existing right to purchase its pro rata share of new securities issued by 23andMe. Google continues to hold a minority interest in 23andMe as a result of the Series C investment. In June 2009, Google also entered into a lease agreement with 23andMe. The terms and conditions of the lease with 23andMe were reviewed by an independent real estate appraiser.

23andMe’s Series C financing involved a number of additional investors, including a new lead investor. Anne Wojcicki, who is a co-founder of 23andMe, and who is also a stockholder and member of its board of directors, is married to Sergey Brin, Google’s President, Technology and its co-founder. As of September 30, 2010, Sergey held approximately 39% of Google’s Class B common stock. Sergey is also an investor in 23andMe and invested approximately $3.4 million in 23andMe’s Series C preferred stock financing.

Google’s Audit Committee reviewed and approved Google Ventures’ investment in the Series C preferred stock financing of 23andMe as part of Google’s procedures for entering into transactions with related parties. The valuation of the Series C investment was determined by negotiations between the new lead investor and 23andMe in which neither Google nor Google Ventures played any role.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: November 10, 2010	/S/ KENT WALKER
Kent Walker Vice President and General Counsel